Exhibit 5.3

April 22, 2022

Board of Directors
T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006

Ladies and Gentlemen:

This firm acts as special local counsel to Sprint Communications Company of New Hampshire, Inc., a New Hampshire corporation (the “Opinion Guarantor”) a subsidiary of T-Mobile US, Inc., a Delaware corporation (the “Parent”) in connection with the filing on the date hereof by the Parent, T-Mobile USA, Inc., a Delaware corporation (“T-Mobile”), and certain subsidiaries of T-Mobile (including the Opinion Guarantor) of a registration statement on Form S-4, as it may be amended from time to time (the “Registration Statement”), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to T-Mobile’s offer to exchange  up to $500,000,000 in aggregate principal amount of its 2.400% Senior Secured Notes due 2029 (the “2029 Exchange Notes”), $1,000,000,000 in aggregate principal amount of its 2.700% Senior Secured Notes due 2032 (the “2032 Exchange Notes”), $2,800,000,000 in aggregate principal amount of its 3.400% Senior Secured Notes due 2052 (the “2052 Exchange Notes”) and $700,000,000 in aggregate principal amount of its 3.600% Senior Secured Notes due 2060 (the “2060 Exchange Notes” and, together with the 2029 Exchange Notes, the 2032 Exchange Notes and the 2052 Exchange Notes, the “Exchange Notes”) for an equal amount of its outstanding 2.400% Senior Secured Notes due 2029 (the “2029 Original Notes”), 2.700% Senior Secured Notes due 2032 (the “2032 Original Notes”), 3.400% Senior Secured Notes due 2052 (the “2052 Original Notes”) and 3.600% Senior Secured Notes due 2060 (the “2060 Original Notes” and together with the 2029 Original Notes, the 2032 Original Notes and the 2052 Original Notes, the “Original Notes”).  T-Mobile’s obligations under the Exchange Notes will be guaranteed (such guarantees, the “Exchange Guarantees”) by the Parent and the subsidiary guarantors set forth in the Registration Statement (including the Opinion Guarantor).  The Exchange Guarantees will be provided on a senior secured basis except for the Exchange Guarantee of certain unsecured guarantors, including Sprint Communications, Inc., which will be provided on a senior unsecured basis.  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Sec. 229.601(b)(5), in connection with the Registration Statement.

McLane Middleton, Professional Association
Manchester, Concord, Portsmouth, NH  |  Woburn, Boston, MA

McLane.com

In preparation of this opinion we have examined the following documents:

1.  the Articles of Incorporation of the Opinion Guarantor;

2.  the Bylaws of the Opinion Guarantor;

3.  a certificate of the Opinion Guarantor’s existence from the New Hampshire Secretary of State dated April 13, 2022 (the “Certificate of Existence”);

4.  the Omnibus Unanimous Written Consents of the Board of Directors, Sole Member, Members or Managing Member, Manager or General Partner or General Partners, as Applicable, In Lieu of Meeting, dated August 10, 2021 and December 1, 2021; and

5.  such other documents and items as we deemed necessary for the purposes of this opinion.

We have assumed without independent verification that the information furnished by the Opinion Guarantor is accurate.  We have not conducted any independent outside review of agreements, contracts, indentures, instruments, orders, judgments, rules, regulations, writs, injunctions, or decrees by which the Opinion Guarantor or any of its property may be bound nor, except as noted above, have we made any outside independent investigation as to the existence of actions, suits, investigations, or proceedings, if any, pending or threatened against the Opinion Guarantor.  We have not reviewed the financial books or records of the Company (or any of its subsidiaries) and, unless expressly stated, do not express any opinion as to financial or tax matters or compliance with tax laws, securities laws or blue sky laws.

In addition to the documents listed above, for purposes of this opinion letter, we have examined copies of such other agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies).  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Opinion Guarantor, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such parties have duly authorized such agreements or instruments by all requisite action (corporate or otherwise), that such agreements or instruments have been duly executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of all parties thereto.  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, including all statements in certificates of public officials and officers of the Opinion Guarantor that we reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

We are members of the Bar of the State of New Hampshire, and we express no opinion as to matters involving the laws of any jurisdiction other than the State of New Hampshire.  This opinion is limited to the effect of the laws (including administrative and judicial interpretations) of the State of New Hampshire as they existed on the date of this letter and to the facts bearing upon the opinions below as they existed on the date of this letter, and we expressly disclaim any obligation or undertaking to update or modify the opinions below as a consequence of any future changes in the laws or in the facts bearing upon those opinions.

Based on, subject to and limited by the foregoing, we are of the opinion that:

1.          Based solely upon the Certificate of Existence, the Opinion Guarantor is validly existing as a corporation under the laws of the State of New Hampshire.

2.          The Opinion Guarantor has the corporate power under the laws of the State of New Hampshire to issue the Exchange Guarantees.

3.          Each Exchange Guarantee has been duly authorized by the Opinion Guarantor.

This opinion letter has been prepared for use in connection with the Registration Statement.  This opinion letter is given only as of the time of its delivery, and we assume no obligation or responsibility to update or supplement this opinion letter after its delivery.

We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement.  In giving this consent, we do not admit that we are an “expert” within the meaning of the Securities Act.

McLANE MIDDLETON
PROFESSIONAL ASSOCIATION

By:	/s/ Patrick Closson
Patrick Closson, Vice President